Exhibit 99.1

THE COAST DISTRIBUTION SYSTEM, INC.

CONTACT:

Thomas R. McGuire

Chief Executive Officer

(408) 782-6686

FOR IMMEDIATE RELEASE

THE COAST DISTRIBUTION SYSTEM, INC.

REPORTS STRONG INCREASES IN

SECOND QUARTER AND SIX MONTH EARNINGS

Net Earnings increase 63% in the Second Quarter of 2004 over the Second Quarter 2003 and 67% in the first Six Months of 2004 over the same Six Months of 2003

MORGAN HILL, Calif. (August 9, 2004) — The Coast Distribution System, Inc. (AMEX: CRV) today reported increased sales and earnings for the second quarter and six months ended June 30, 2004.

Net sales for the quarter ended June 30, 2004 increased 9.7% to $52.1 million, from $47.5 million during the same period last year. Net earnings increased 63% to $2,643,000 or $0.55 per diluted share in the second quarter of 2004 as compared to $1,620,000, or $0.35 per diluted share, for the same quarter of 2003.

In the six months ended June 30, 2004 net sales increased 14.4% to $100.8 million as compared to $88.2 million in 2003. Net earnings for the six months ended June 30, 2004 increased 67% to $4,102,000, or $0.85 per diluted share. This compares to earnings for the six months ended June 30, 2003 of $2,456,000, or $0.54 per diluted share.

“We are pleased with our sales growth and with the substantial increase in our earnings so far in 2004,” stated Thomas R. McGuire, Chairman and CEO of Coast. “We believe that our continued focus on superior customer service and opportunistic expansion of our product lines has enabled us to increase our net earnings during the first six months of this year after a doubling our earnings in the year ended December 31, 2003. We continue to expect and to receive excellence from our employees and we believe that we have the right people and infrastructure in place to support continued growth and to become an even stronger force in the marketplace.”

About The Coast Distribution System, Inc.

The Coast Distribution System is a leading supplier of accessories for recreational vehicles (RVs) and pleasure boats in the U.S. and Canada. Coast supplies its 15,000 customers through 17 distribution centers located throughout the U.S. and Canada.

Forward Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance are “forward-looking statements” as defined in the Private Securities Litigations Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from those expected at the current time. Those risks and uncertainties may include, among others: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would affect their purchases of the products we sell; increase in interest rates which affect the availability and affordability of financing for RVs and boats; increases in the costs and supply shortages of gasoline which affect the costs of using and the willingness and ability of consumers to use RVs and boats; and unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could affect our margins and, therefore, our operating results; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and readers of this news release are urged to review those sections of that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this document or in our 2003 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise.

The Coast Distribution System, Inc.

SELECTED STATEMENT OF OPERATIONS DATA

FOR THE

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2004 AND 2003

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		% Change
	2004	2003	2004 vs. 2003
Net sales	$52,141	$47,530	9.7%
Operating income	$4,723	$3,064	54.1%
Net earnings	$2,643	$1,620	63.1%

Diluted earnings per share	$0.55	$0.35	57.1%
Shares used to calculate diluted earnings per share	4,840,628	4,565,398	6.0%

	Six Months Ended June 30,		% Change
	2004	2003	2004 vs. 2003
Net sales	$100,838	$88,161	14.4%
Operating income	$7,436	$4,810	54.6%
Net earnings	$4,102	$2,456	67.0%

Diluted earnings per share	$0.85	$0.54	57.4%
Shares used to calculate diluted earnings per share	4,842,394	4,534,411	6.8%

BALANCE SHEET

	At June 30,
	2004	2003
	(In thousands)
ASSETS
Cash	$1,480	$3,168
Accounts receivable	25,667	23,858
Inventories	44,965	36,008
Other current assets	2,712	1,096

Total current assets	74,824	64,130
Property and equipment	2,112	2,419
Other assets	713	1,265

	$77,649	$67,814

LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable	$14,205	$10,295
Other current liabilities	3,965	2,714

Total current liabilities	18,170	13,009
Long-term obligations	31,851	31,378
Shareholders’ Equity	27,628	23,427

	$77,649	$67,814